EXHIBIT 99.1

YP.NET TO PRESENT AT REDCHIP CONFERENCE
Presentation will be webcast
Mesa, Arizona - (Business Wire)
March 1, 2004

Chief Executive Officer Angelo Tullo and Chief Financial Officer David Iannini of YP.Net, Inc., (YPNT.OB) will present an overview of YP.Net's corporate strategy, financial performance, business model and related matters on March 3 at 11 a.m.at the RedChip Investor Small-Cap Conference 2004 at the Palace Hotel in San Francisco.

The presentation will be webcast and archived for later listening. Interested parties may contact RedChip for webcast information at www.redchip.com.

This RedChip conference will include presentations by approximately 34 small-cap companies in growth areas such as Internet services, technology and biotechnology. About 200 individuals primarily representing investing institutions are expected to attend.

ABOUT YP.NET, INC.

YP.Net Inc., a leading provider of internet-based yellow pages services offer an Internet Advertising Package (IAP) that includes a Mini-WebPage(TM) and Preferred Listing through its yellow pages web site at www.yp.com. The company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of December 31, 2003, YP.Net has 283,064 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its yellow pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design and hosting services.

YP.Net is a longstanding member, exhibitor and sponsor of the two major yellow pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of yellow pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent yellow pages publishers. YP.Net, Inc., is based in Mesa, AZ. For more information, visit the web site at www.yp.com.

CONTACT:

YP.Net, Inc.
Roger Bedier
Investor Relations
480-325-4339
Fax 480-654-9747


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